UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  May 17, 2022

FINWISE BANCORP
(Exact name of registrant as specified in its charter)

Utah	001-40721	83-0356689
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

756 East Winchester St., Suite 100 Murray, Utah	84107
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (801) 501-7200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	FINW	The NASDAQ Stock Market LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2022, the Board of Directors of the Company (the “Board”) approved a Letter Agreement, dated as of May 17, 2022 (the “Agreement”), by and between FinWise Bank, the Company’s wholly-owned subsidiary (the “Bank”), and James Noone (the “Recipient”) for a retention bonus arrangement with the Recipient, who serves as the Chief Credit Officer and Executive Vice President of the Bank, in the amount of $520,000, less applicable deductions and withholdings (the “Retention Bonus”). The Agreement is the definitive written agreement for the retention bonus arrangement approved by the Compensation Committee of the Board on March 29, 2022.  The Retention Bonus is advanced and payable in cash in two equal payments, the first of which was made on April 1, 2022, and the second of which is advanced and payable on the next Bank payroll cycle following January 15, 2023. To earn the Retention Bonus, however, the Recipient must be actively employed by the Bank through January 15, 2023 (the “Retention Bonus Date”).

The foregoing is a summary of certain material terms of the Agreement, does not purport to be complete, and is qualified in its entirety by reference to the full text of the form of the Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Also on May 17, 2022, the Board, acting on the recommendation of its Compensation Committee, adopted an executive compensation program for the Company’s CEO and other executive officers, excluding David Tilis, which, in addition to base salary, comprises a cash bonus plan (the “Cash Bonus Plan”) that will be used to calculate cash bonuses that may become payable to with respect to 2022 and a long-term incentive plan (the “LTIP”) that will be used to award equity compensation in 2022.

Cash Bonus Plan

The Cash Bonus Plan is intended to align pay with financial performance and shareholder value creation by basing cash bonuses on the achievement of specified levels of pre-tax net income.  The CEO’s bonus will be based entirely on pre-tax net income, while bonuses for the other executive officers will be based 75% on pre-tax net income and 25% on department goals to be established by the Compensation Committee.

The bonuses paid based on achievement of specified levels of pre-tax net income or department goals may range from 0 to 175% of the target bonus amounts, with threshold, target and maximum bonus levels.  No bonus amount is provided for performance below the threshold level, which is 80% of the target level; 50% of the target bonus amount is provided for performance at the threshold level; the target bonus amount is provided for performance at the target level; and 175% of the target bonus amount is provided for performance at or greater than 120% of the target level.  Actual bonus amounts are calculated by linear interpolation between the different levels, i.e., between the threshold and the target and between the target and the maximum.

For 2022, the amount payable under the Cash Bonus Plan ranges from $0 to $787,500 for Kent Landvatter, Chief Executive Officer and President, based on a target bonus of $450,000 and from $0 to $297,500 for Javvis Jacobson, Chief Financial Officer and Executive Vice President, and James Noone, Chief Credit Officer and Executive Vice President, each based on a target bonus of $170,000 (of which 25% is based on department goals and 75% is based on the pre-tax net income target and, in each case, eligible to be paid at 175% of target in the event of maximum level achievement).

The Compensation Committee can reduce the bonus for all employees covered by the Cash Bonus Plan collectively by up to 25% if it determines, in its sole discretion, that inappropriate risk was taken by the Company.  In addition, the Committee retains the ability to assess the incentive plan outcomes and determine if any discretionary adjustments should be considered for any covered employee to best align with overall performance and shareholder interests.

LTIP

The long-term incentive grants are intended to align executives with the company’s value creation.  Grants under the LTIP are expected be made pursuant to the Company’s 2019 Stock Option Plan or other equity incentive plan of the Company and will comprise a combination of restricted stock and stock options.  80% of the LTIP award value will be in the form of restricted stock and 20% of the LTIP award value will be in the form of stock options, with both grants vesting ratably over three years based on achievement of specified levels of the Company’s return on average assets (ROAA).

The award values for the LTIP grants are $700,000 for Mr. Landvatter, $270,000 for Mr. Jacobson and $210,000 for Mr. Noone.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1+	Letter Agreement, dated May 17, 2022, by and between FinWise Bank and James Noone

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Management contract or compensation plan, contract or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, FinWise Bancorp has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: May 23, 2022	FINWISE BANCORP

/s/ Javvis Jacobson
Name: Javvis Jacobson
Title: Chief Financial Officer and Executive Vice President